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                                  EXHIBIT 10.13

December 15, 1999

Mr. Robert J. Kelly
Chairman & Chief Executive Officer
Eagle Food Centers, Inc.
Route 67 and Knoxville Road
Milan, Illinois 61264


Dear Mr. Kelly:

         Reference is made herein to the Employment Agreement, dated as of May 10, 1995 between yourself (the "Executive") and Eagle Food Centers, Inc. (the "Company") (the "Employment Agreement") and the Letter of Agreement between the Executive and the Company dated May 10, 1998 (the "Extension Agreement"). Capitalized terms used herein shall have the meaning set forth in the Employment Agreement, unless otherwise defined herein.

         The Executive has served as Chief Executive Officer and President of the Company since May 10, 1995 and the term of employment of the Executive pursuant to the Employment Agreement was originally scheduled to expire on May 22, 1998. The Company, desiring to continue to retain the services of the Executive for an additional term and to amend certain terms of the Employment Agreement in light of significant contributions made by the Executive to the business and affairs of the Company, entered into the Extension Agreement, which, INTER ALIA, extended the Executive's term of employment to December 31, 1999 and caused the Executive to be elected as a Director and Chairman of the Board of Directors. The Company now desires to further continue to retain the services of the Executive for an additional term, as a Director and Chairman of the Board of Directors only, and to amend certain terms of the Extension Agreement in light of the continuing significant contributions made by the Executive to the affairs of the Company.

         In furtherance of the foregoing, the parties agree to the following:

         1. EXTENDED TERM/CHAIRMANSHIP. Paragraph (1) of the Extension Agreement shall be amended to extend the Executive's term of employment to December 31, 2001. During the extended term, and for so long as the Executive remains employed, the Company shall cause the Executive to be elected as a Director and Chairman of the Board of Directors. The Executive's assignment as Chief Executive Officer of the Company shall expire on the latter of December 31, 1999 or the starting date of employment for the Company's new Chief Executive Officer, plus a reasonable transition time, not to exceed 90 days past the start date of the new Chief Executive.

         2. COMPENSATION. The Executive shall receive an annual salary of $190,000.00 in each of the two years of this Agreement, paid on a weekly basis. Such salary rate shall be predicated on the Executive performing work at the Milan headquarters or at the retail store sites of the Company for a time period of one week per month, and additional availability for telephone calls relating to Company business, on an as-needed basis. Any period of time spent by the Executive working at the Milan headquarters or at the retail store sites of the Company over and above one week per month shall be compensated at the annual salary of $350,000.00 per year, paid on a weekly basis. It is agreed and understood that the Executive shall be compensated at the rate of $350,000.00 per year during any period of transition of duties to the new Chief Executive Officer, as referred to in Paragraph 1 herein. The executive's rate of pay shall revert to $190,000.00 per year upon the completion of said transition period, not to exceed 90 days past the start date of the new Chief Executive. The Executive shall be reimbursed by the Company for out of pocket expenses incurred by him during the course of his duties throughout the term of this Agreement.

         3. INCENTIVE COMPENSATION AND INSURANCE MATTERS. For each full calendar year the Executive remains employed by the Company, commencing on December 31, 1997 and continuing on each December 31 thereafter


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(the one year period from December 31, 1997 through December 31, 1998, and each year ending on December 31 thereafter, are referred to herein as a "Service Year" or "Service Years," as the case may be), the Company shall ensure that:

                  (a) EXTENDED OPTION EXERCISE PERIOD. In the event of a Change of Control of the Company occurring within two years of the date of termination of the Executive's employment for any reason other than cause (the "Termination Date"), the exercise period for each tranche of then vested and unexercised Option as provided for in Section (5)(b) of the Employment Agreement shall be extended by one year for each completed Service Year, up to the maximum ten-year expiration period provided for under the Company's stock incentive plans; IT BEING UNDERSTOOD that (i) there shall be no extended option exercise period attributable in any respect to any portion of the Option exercised by the Executive for any reason prior to he occurrence of a Change in Control and (ii) there shall be no extended option period with respect to any unexercised portion of the Option in the event that a Change in Control fails to occur within two years of the Termination Date.

                  (b) EXTENDED TERM LIFE INSURANCE COVERAGE. Upon the Executive's termination of employment for any reason other than cause, the Company shall continue to pay all premiums associated with the Executive's term life insurance policy as in effect at the time of such termination, for a period of 2 years following such termination.

                  (c) EXTENDED HEALTH INSURANCE COVERAGE. Upon the Executive's termination of employment for any reason other than cause, the Company shall pay all COBRA premiums associated with the Executive's health insurance program as in effect at the time of such termination, for a period of 2 years following such termination.

        4. MISCELLANEOUS. Paragraphs 2. (Executive Payment) and 4. (Moving Costs) of the Extension Agreement are hereby deleted.

        5. SURVIVAL. Except as otherwise provided for herein, the Employment Agreement and Extension Agreement shall remain in full force and effect.

        6. COUNTERPARTS. This Letter Agreement may be executed in counterparts which, taken together, shall be deemed to be a fully executed original hereof.

        7. GOVERNING LAW. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

        Please acknowledge your agreement to the foregoing by signing where indicated below.


Very truly yours,

EAGLE FOOD CENTERS, INC.



By:   /s/ Steven M. Friedman
      -------------------------
Title: Board Member
Chairman, Compensation Committee


ACCEPTED AND AGREED TO
THIS 15th DAY OF
December, 1999:

/s/ Robert J. Kelly
--------------------------
Robert J. Kelly